Exhibit 6.6

AMENDMENT TO A&R EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT to the AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) dated effective as of November 1, 2024 (the “Effective Date”) is by and between Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Jason LeBlanc (the “Executive”).

WHEREAS, the Company and Consultant are parties to a certain AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated August 24, 2023 (the “Agreement”); and

WHEREAS, the Company and Consultant desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1.	Section 3(d) of the Agreement, re: Stock Issuance is hereby amended as follows as of the Effective Date of this Amendment:

a.	The annual share issuance pursuant to the Company’s then existing equity incentive plan (the “Initial Award”) will be forfeited in the calendar year, 2024, and not be deferred or accrued as compensation. The amount of said 2024 shares will be issued in the following calendar year, no later than December 31, 2025, and will be considered fully earned upon issuance. In the event of an Initial Public Offering, should the Company become a publicly listed issuer, this will cause a triggering event for the stock to be issued immediately upon going public on any exchange. Shares will be considered earned upon issuance, and the total amount of shares would vest immediately at the time of issuance.

i.	The total amount of shares issued through the first three quarters of 2024 is five hundred sixty-two thousand five hundred (562,500) shares of the Company’s equity incentive plan, and this is the amount of the Executive’s shares that will be returned to the Company’s treasury and credited back to the Company’s equity incentive plan.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY:		THE EXECUTIVE:

ALTERNATIVE BALLISTICS CORPORATION,
a Nevada corporation

/s/ Steven Luna		/s/ Jason LeBlanc
By:	Steven Luna	Name:	Jason LeBlanc
Its:	Chief Executive Officer and President

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